Thirteen Weeks Ended Thirty-Nine Weeks Ended (In thousands) September 24, 2023 September 25, 2022 September 24, 2023 September 25, 2022 Revenue Royalties $ 23,930 $ 22,833 $ 69,166 $ 65,396 Restaurant sales 62,578 61,352 187,957 179,473 Advertising fees 9,960 9,479 28,979 28,408 Factory revenues 9,323 7,839 28,174 24,588 Franchise fees 2,477 754 4,042 2,763 Other revenue 1,098 965 3,503 2,782 Total revenue 109,366 103,222 321,821 303,410 Costs and expenses General and administrative expense 24,458 28,751 62,820 74,188 Cost of restaurant and factory revenues 59,168 55,257 177,757 159,901 Depreciation and amortization 7,040 6,895 21,217 20,076 Refranchising loss 408 122 746 1,123 Acquisition costs — — — 383 Advertising fees 11,671 11,185 33,808 33,038 Total costs and expenses 102,745 102,210 296,348 288,709 Income from operations 6,621 1,012 25,473 14,701 Other (expense) income, net Interest expense (25,319) (19,504) (70,417) (57,530) Interest expense related to preferred shares (4,417) (4,967) (13,771) (11,681) Net loss on extinguishment of debt (2,723) — (2,723) — Other (expense) income, net (128) 538 137 3,919 Total other expense, net (32,587) (23,933) (86,774) (65,292) Loss before income tax (benefit) provision (25,966) (22,921) (61,301) (50,591) Income tax (benefit) provision (1,310) 516 2,572 4,789 Net loss $ (24,656) $ (23,437) $ (63,873) $ (55,380) Net loss $ (24,656) $ (23,437) $ (63,873) $ (55,380) Dividends on preferred shares (1,794) (1,661) (5,175) (4,975) $ (26,450) $ (25,098) $ (69,048) $ (60,355) Basic and diluted loss per common share $ (1.59) $ (1.52) $ (4.17) $ (3.67) Basic and diluted weighted average shares outstanding 16,613,840 16,528,327 16,553,528 16,441,555 Cash dividends declared per common share $ 0.14 $ 0.14 $ 0.42 $ 0.40

Thirteen Weeks Ended Thirty-Nine Weeks Ended (In thousands) September 24, 2023 September 25, 2022 September 24, 2023 September 25, 2022 Net loss $ (24,656) $ (23,437) $ (63,873) $ (55,380) Interest expense, net 29,736 24,471 84,188 69,211 Income tax (benefit) provision (1,310) 516 2,572 4,789 Depreciation and amortization 7,040 6,895 21,217 20,076 EBITDA 10,810 8,445 44,104 38,696 Bad debt (recovery) expense (630) 5,520 (12,701) 5,943 Share-based compensation expenses 1,096 2,035 2,668 6,081 Non-cash lease expenses 558 929 1,232 1,670 Acquisition costs — — — 383 Refranchising loss 408 122 746 1,123 Litigation costs 4,780 6,906 19,448 14,170 Severance — — 1,036 526 Net loss (gain) related to advertising fund deficit 1,591 (7) 4,365 3 Net loss on extinguishment of debt 2,723 — 2,723 — Pre-opening expenses 537 602 577 602 Adjusted EBITDA $ 21,874 $ 24,552 $ 64,197 $ 69,197

Thirteen Weeks Ended Thirty-Nine Weeks Ended (In thousands, except share and per share data) September 24, 2023 September 25, 2022 September 24, 2023 September 25, 2022 Net loss $ (24,656) $ (23,437) $ (63,873) $ (55,380) Refranchising loss 408 122 746 1,123 Acquisition costs — — — 383 Net loss on extinguishment of debt 2,723 — 2,723 — Litigation costs 4,780 6,906 19,448 14,170 Severance — — 1,036 526 Tax adjustments, net (1) (398) 158 1,365 1,534 Adjusted net loss $ (17,143) $ (16,251) $ (38,555) $ (37,644) Net loss $ (24,656) $ (23,437) $ (63,873) $ (55,380) Dividends on preferred shares (1,794) (1,661) (5,175) (4,975) $ (26,450) $ (25,098) $ (69,048) $ (60,355) Adjusted net loss $ (17,143) $ (16,251) $ (38,556) $ (37,644) Dividends on preferred shares (1,794) (1,661) (5,175) (4,975) $ (18,937) $ (17,912) $ (43,731) $ (42,619) Loss per basic and diluted share $ (1.59) $ (1.52) $ (4.17) $ (3.67) Adjusted net loss per basic and diluted share $ (1.14) $ (1.08) $ (2.64) $ (2.59) Weighted average basic and diluted shares outstanding 16,613,840 16,528,327 16,553,528 16,441,555 (1) Reflects the tax impact of the adjustments using the effective tax rate for the respective periods.